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                                                                    EXHIBIT 11

                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                         Year ended
                                                  -----------------------------
                                                     May 31,         May 31,
                                                      1997           1996(2)
                                                  ------------     ------------
Weighted average number of common shares
outstanding                                         14,059,400        1,111,400
  Add net shares issuable pursuant to warrant
    agreements less shares assumed repurchased
    at the average market price                              0            3,800(1)
  Add net shares pursuant to stock options less
    shares assumed repurchased at the average
    market price                                             0              700(1)
                                                   -----------       ----------
Tentative number of shares for computation of
  primary earnings per share                        14,059,400        1,115,900

  Add additional net shares issuable pursuant
    to warrant agreements less shares assumed
    repurchased at the higher of the period end
    or average market price                                  0                0
  Add additional dilutive shares issuable assuming
    conversion of Series B, G, J, K, L, M, N & A
    preferred stock into common stock                        0        1,873,000
                                                   -----------       ----------
Tentative number of shares for computation
  of fully diluted earnings per share               14,059,400        2,988,900
                                                   -----------       ----------
                                                   -----------       ----------
Loss applicable to common stock for purposes
  of computing primary earnings per share          $    60,400      $(1,053,800)
  Add provision for preferred dividends
    relating to convertible preferred stock                  0          654,300
                                                   -----------       ----------
Net earnings (loss) for computation of fully
  diluted earnings per share                       $    60,400      $  (399,500)
                                                   -----------      -----------
                                                   -----------       ----------
Income (loss) per common share -- primary,
  excluding common stock equivalents               $     0.004      $     (0.95)
                                                   -----------      -----------
                                                   -----------      -----------

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(1) Not used in primary earnings per share calculations as the effect would be antidilutive.

(2) All share data reflects the retroactive effect to a one-for-twenty five reverse split effected on March 4, 1997 to holders.